EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-36277 on Form S-8 of our reports dated March 16, 2009, relating to the financial statements and financial statement schedule of Reading International, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company's adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Reading International, Inc. and subsidiaries for the year ended December 31, 2008.

DELOITTE & TOUCHE LLP

Los Angeles, California

March 16, 2009